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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                      NEWS
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December 22, 1999                                                    NASDAQ-CMED


                      COLORADO MEDTECH, INC. COMMENTS ON
                        EXPECTED SECOND QUARTER RESULTS

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED), a Boulder, Colorado-based medical products and outsourcing services company, today announced that it estimates that earnings per share for its second quarter ended December 31, 1999 could be in the range of approximately $.06 to $.08 per fully diluted share, which is lower than analyst estimates. The estimate includes the effect of one-time charges and non-recurring expenses of approximately $.02 to $.03 per share associated with the acquisition of CIVCO Medical Instruments Co. and the operational reorganization of product manufacturing operations.
Revenues for the quarter are expected to be in the range of $17.0 million to $19.0 million.

Certain development programs are experiencing technical delays and schedule extensions. As a result, in order to move them to successful completion or transition them to manufacturing, the company has scaled back activity on these projects and has provided discounts on portions of the work. The company is working very closely with its customers to resolve these issues in the near future.

Outsourcing sales and marketing efforts in the past have not provided the necessary sales to fill the gap caused by the factors described above. In response, the company has taken several positive steps to improve its sales and marketing organization, including hiring a vice president of business development, centralizing its sales and marketing management, and increasing sales coverage.

One of the company's strategic acquisitions this year was the Creos x-ray generator manufacturing operations. Subsequent to the acquisition, the company has been integrating three of its manufacturing operations (including x-ray generator operations) into one common facility. This has resulted in product shipment delays that have temporarily impacted revenues and profits. The company believes it has made substantial progress in solving the integration issues.

The company expects these factors will improve during the third quarter ended March 31, 2000 and further improvements will be achieved by the end of the fiscal year.

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"While I am disappointed with these developments, I believe they are temporary and we have taken steps to address them," said John V. Atanasoff, President and CEO. "During this calendar year we made three strategic acquisitions. We believe the long term impact will be positive, however the integration process has been slower than anticipated. Our programs to improve and streamline our organization, decrease our costs and integrate our acquisitions have temporarily impacted our revenues and profits, but will benefit our growth in the long run."

Colorado MEDtech plans to announce second quarter results on February 8, 2000.

Statements in this news release which are not historical facts are forward-looking statements subject to risks and uncertainties which could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, the fact that the estimates provided in this release are preliminary estimates only and could change as more current and complete operating results become available. In addition, forward looking statements are subjecct to the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by such orders, the risk that acquired companies cannot be successfully integrated with the Company's existing operations and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. These factors are more fully described in the Company's documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 1999, copies of which the Company will provide on request.

Colorado MEDtech, Inc., through its wholly-owned affiliates and operating divisions, is a leading full-service provider of advanced medical products and comprehensive outsourcing services for medical device and pharmaceutical companies.

                                   CONTACTS:

Colorado MEDtech, Inc.
John V. Atanasoff, President and CEO              Telephone:       303.530.2660
Stephen P. Hall, CFO                              Fax:             303.581.1010
Website: www.cmed.com                             Email:      cmedinfo@cmed.com
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